Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related prospectus of our report dated March 22, 2022, with respect to the consolidated financial statements of CPP Pharmaceuticals, Inc. (the “Company”) as of December 31, 2021 and 2020 and for the two years then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, CA

December 16, 2022